Exhibit 99.1

FOR IMMEDIATE RELEASE:

Jan. 6, 2005

Contact:

Wayne E. Travers Jr.

203-378-1152 ext. 111

wayne@cjpcom.com

Wise Metals Group Sees $1 Billion in Sales for 2005

Wise Metals Group expects significant sales growth for 2005 with estimated revenues approaching the $1 billion mark, according to Chairman and Chief Executive Officer David F. D’Addario. D’Addario said the estimate is a result of sizeable increases in both can sheet and commercial product volume for 2005.

Revenues are expected to increase 20 percent to 30 percent compared to 2004, on shipment increases ranging from five percent to 10 percent. Higher aluminum prices are also contributing to increased revenue as aluminum prices have risen approximately 20 percent in the last 12 months.

“Increasing our shipment levels through both customer and product diversification for new customers has been a key priority for us in the last couple of years and we are proud of the progress we have made,” D’Addario explained. “We have truly taken the steps necessary at Wise Metals Group to become a more diversified company. Together with the integration of Wise Recycling and the growth we have achieved there since 2001, we have established ourselves as an integrated, efficient can-sheet and commercial product supplier.

D’Addario said the company has been able to penetrate many facets of the complex aluminum-sheet market and has also developed a meaningful presence in non-ferrous recycling throughout the United States.

“The North American can-sheet market has always been rather stable,” said Wise Metals Group Executive Vice President and Chief Financial Officer Danny Mendelson. “However, over the last year we have seen increased demand and modestly improving margins. Moderate price increases, including those that will take effect in April of 2005, have not offset significantly higher cost energy and raw materials including natural gas, coatings, magnesium and primary aluminum. We anticipate there may also be further price increases beyond what is taking place in the second quarter of 2005 to offset these inflationary cost increases.”

Mendelson explained that margin improvement in the commercial products sheet market has already improved quite dramatically and Wise Metals Group now has opportunities to greatly expand its presence in those markets, perhaps pulling back from the can-sheet market to satisfy those market demands.

“We have a goal that includes significantly increasing our presence in the common alloy sheet and distributor coil markets,” Mendelson added. “With the additional commercial products business that we have already begun booking for 2005, our expectations should be fulfilled.”

Wise Metals Group President and Chief Operating Officer Randall R. Powers said increased volume levels “are great accomplishments and serve as a credit to company employees who have demonstrated the capabilities to step up to the challenges facing the company in a highly competitive marketplace.”

Mendelson said Wise Metals Group faces more challenges as it strives to improve its product recoveries and other quality and efficiency initiatives currently spearheaded by Powers at the company’s Wise Alloys subsidiary.

“Our vendors and financial institutions also have been extremely supportive with improving credit capabilities as we undergo the necessary steps to provide for the increased business levels,” said Mendelson, “and we are confident that 2005 will be an exciting and rewarding year for us all.”

Wise Alloys

“With the increased can sheet volume that we have committed to customers for 2005, Wise Alloys has reached full capacity under our current supply capabilities for can sheet through 2006 or perhaps 2007,” Powers said. “This is the first time since the company’s inception in 1999 that we have accomplished this goal. We see this increase as a significant commitment by our customers and as a testament to the high-quality can sheet that is produced at our Wise Alloys facility in Muscle Shoals, Alabama.”

Wise Recycling

“Our focus at Wise Recycling is to continue business growth by expanding our service capabilities beyond the recycled or used beverage can (UBC) support for Wise Alloys,” said Wise Recycling Vice President of Operations Gary Curtis, “We remain focused on developing opportunities in other regional markets as well as expanding our service capabilities in the markets that we currently serve.”

“Our profitability is owed to our efficient handling and recycling of all forms of non-ferrous scrap — not just UBCs which used to be our primary focus,” said Wise Recycling Chief Financial Officer Jim Tierney. “Wise Alloys may be the reason that we exist but Wise Alloys is not how we exist. Handling these other metals, which now accounts for more than two-thirds of our volume, allows residential, commercial and industrial suppliers a one-stop shopping approach to bring us all their non-ferrous recyclables and not just the UBCs.”

Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s S-4/A filing with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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